ASSET PURCHASE AGREEMENT

				BETWEEN

		      CATALYST CAPITAL GROUP, INC.
                        a California Corporation

                                  AND

                         BREEZER VENTURES, INC.
                         a Nevada Corporation

                                 DATED

                              April 7, 2011
                        ASSET PURCHASE AGREEMENT


This ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of 7th day of April, 2011 by and among and Breezer Ventures, Inc. a Nevada corporation and its affiliates, ("PURCHASER" or the "PURCHASER"), and Catalyst Capital Group, Inc., a California corporation and its affiliates ("CCG").


	                 PRELIMINARY STATEMENT:


WHEREAS, Firecreek Global, Inc. ("Firecreek") had a 93.75% working interest (for depths above 100 feet below the top of the Ellenburger Formation) and 70.341796% net revenue interest in the Elma Jackson oil and gas lease (the "Working Interests"); and

 WHEREAS, CCG, pursuant to an agreement between CCG and Firecreek, dated December 31, 2010 and attached hereto as Attachment A and an assignment and amendment to that agreement dated April 7, 2011 and attached hereto as Attachment B (collectively, the "Firecreek Agreement"), acquired the rights and obligations to an undivided 13/16th interest in and to Firecreek's right, title and interest in and to Well #6 (API# 059-04612) together with the proration units designated for such well by the Texas Railroad Commission and the rights and appurtenances incident to such well (such well and the associated proration units and rights and appurtenances, arising from the working Interests, hereinafter referred to as the "Initial Well"); Firecreek's rights in, to and under, and obligations arising from, agreements relating to the Lease to the extent the same are applicable to the Initial Well; Firecreek's interest in fixtures and personal property used solely in connection with the operation of the Initial Well; and Firecreek's interest in books, files, data and records in Seller's possession to the extent the same relate to the Initial Well provided that possession of same will remain with Firecreek; along with certain options to rehabilitate other Option Wells under certain terms and conditions as described in the Firecreek Agreement; such interests to be hereinafter referred to as the "ASSETS"; and

 WHEREAS, PURCHASER desires to acquire the ASSETS from CCG and CCG desires to convey the ASSETS to the PURCHASER; and

WHEREAS, the parties intend to memorialize the purchase and sale of the CCG Well ASSETS of CCG to PURCHASER upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby conclusively acknowledged, the parties hereto, intending to be legally bound, agree as follows:


	ARTICLE I

SALE AND PURCHASE OF CCG'S ASSET
AND PURCHASE PRICE


SECTION 1.1	Sale of CCG ASSET.  Upon the terms and subject to the
conditions set forth in this Agreement, and in accordance with applicable law, at the Closing on the Closing Date (as those terms are defined in Section 2.1 hereof), CCG agrees to sell, assign, transfer, convey and deliver to the PURCHASER, and PURCHASER agrees to purchase and acquire all of CCG's right, title and interest in and to all of the ASSETS as described in the Firecreek Agreement.

SECTION 1.2	Purchase Price.  The purchase price (the "Purchase Price")
to be paid by the PURCHASER for CCG ASSETS is


1.	a one time payment of $50,000 plus 15/16th of any excess total rehabilitation cost associated with Well #6, payable pursuant to the terms listed on Schedule 1.2 herein.
2.	5,000,000 restricted common shares of Breezer Ventures, Inc.


	ARTICLE II

	CLOSING DATE AND DELIVERIES AT CLOSING

SECTION 2.1	Closing Date	The closing of the transactions contemplated
by this Agreement (the "Closing"), unless expressly determined herein, shall be held at the offices of CCG at such time as all Attached documents are completed and executed, or on such other date and at such other place as may be mutually agreed by the parties, including closing by facsimile with originals to follow. The date of the Closing is sometimes referred to herein as the "Closing Date." If payment pursuant to Section 1.2 or delivery of ASSET pursuant to Section 2.2 is not made, then either party may deem this Agreement null and void, effective immediately

SECTION 2.2	Deliveries by CCG.In addition to and withoutlimiting any
other provision of this Agreement, CCG agrees to deliver, orncause to be delivered, to PURCHASER, at or prior to Closing,nthe following:

(a)	         Description and valuation of the ASSETS, including, but
not limited to, all outstanding liabilities, valuations, orders and, as available, decisions of state and Federal regulatory authorities establishing units, Joint Operating Agreements, Enhanced Recovery Agreements, Water Flood Agreements, Options, Drilling Agreements,
Unitization, Pooling and Communitization   Agreements, Oil  and/or Gas
Sales Agreements, Processing Agreements, Gas Gathering and Transmission Agreements, Gas Balancing Agreements, salt Water Disposal and Injection Agreements, Assignments of Operating Rights, Working Interest, Subleases, and any and all other agreements to the extent they pertain to the Leases, Lands and the wells located on the Leases. All Rights of Way, Easements, Surface Fees, Surface Leases, Servitudes and Franchises, insofar as they pertain to the Leases and the wells located on the Leases. All producing, non-producing and shut-in oil and gas wells, salt water disposal wells, water wells, injection wells, and all other wells on or attributable to the Leases. All pumps, casing, rods, tubing, wellhead equipment, separators, heater treaters, tanks, pipelines, gathering lines, flow lines, valves, fittings and all other surface and down hole equipment, fixtures, related inventory, gathering and treating facilities, personal property and equipment used in connection with the Lease(s) and the well(s) located on the Lease(s) and all other interests described above.

(b)	 an executed Amendment and Assignment Agreement, agreed and
acknowledged by Firecreek, the form of which is attached hereto as Attachment B; and

(c)	such other documents or certificates as shall be reasonably
requested by the PURCHASER or its counsel.

SECTION 2.3	Deliveries by PURCHASER.   In addition to and without
limiting any other provision of this Agreement, the PURCHASER agrees to deliver, or cause to be delivered to CCG, at or prior to Closing, the following:

(a)	The Purchase Price required to be delivered on or before
        Closing pursuant to Section 1.2 hereof;
(b)	an executed Amendment and Assignment Agreement, the form of
        which is attached hereto as Attachment B; and
(c)	such other documents or certificates as shall be reasonably
        requested by CCG or its counsel.

SECTION 2.4	Further Assurances.  CCG and the PURCHASER, shall,
upon request, on or after the Closing Date, cooperate with each other by furnishing any additional information, executing and delivering any additional documents and/or other instruments and doing any and all such things as may be reasonably required by the parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement.


	ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

PURCHASER represents and warrants to CCG (which warranties and representations shall survive the Closing regardless of what examinations, inspections, audits and other investigations PURCHASER has heretofore made or may hereinafter make with respect to such warranties and representations) as follows:

SECTION 3.1	Organization and Qualification.  PURCHASER is a
corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified to do business in any other jurisdiction by virtue of the nature of the businesses conducted by it or the ownership or leasing of its properties, except where the failure to be so qualified will not, when taken together with all other such failures, have a material adverse effect on the business, operations, properties, assets, financial condition or results of operation of PURCHASER and its subsidiaries, if any, taken as a whole. (Any such material adverse effect being hereinafter referred to as "PURCHASER Material Adverse Effect").

SECTION 3.2	Articles of Incorporation and By-Laws.  The complete and
correct copies of PURCHASER's Articles of Incorporation and By-Laws, as amended or restated to date, are a complete and correct copy of such document as in effect on the date hereof and as of the Closing Date.

SECTION 3.3	Authority.  PURCHASER has all requisite corporate power
and authority, to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this agreement by PURCHASER and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of PURCHASER is necessary to authorize this Agreement or to consummate the transactions contemplated hereby except as disclosed in this Agreement. This Agreement has been duly executed and delivered by PURCHASER and constitutes the legal, valid and binding obligation of PURCHASER enforceable against PURCHASER in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity.

          SECTION 3.3	     No Conflict; Required Filings and Consents.
The execution and delivery of this Agreement by PURCHASER does not, and the performance by PURCHASER of its obligations hereunder will not: (i) conflict with or violate the Articles of Incorporation or By-Laws of PURCHASER; (ii) conflict with, breach or violate any federal, state, foreign or local law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, "Laws") in effect as of the date of this Agreement and applicable to PURCHASER; or (iii) result in any breach of, constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to any other entity any right of termination, amendment, acceleration or cancellation of, require payment under, or result in the creation of a lien or encumbrance on any of the properties or assets of PURCHASER pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which PURCHASER is a party or by PURCHASER or any of its properties or assets is bound. Excluding from the foregoing are such violations, conflicts, breaches, defaults, terminations, accelerations, creations of liens, or incumbency that would not, in the aggregate, have a PURCHASER Material Adverse Effect.

SECTION 3.4	Report and Financial Statements.  Since April 24, 2008,
PURCHASER has filed all reports and other documents required to be filed by PURCHASER with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934 (the "SEC Reports"). The consolidated financial statements of PURCHASER included in its Annual Report on an appropriate form for the year ended September 30, 2010 and for the quarter ended December 31, 2010 comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited consolidated quarterly statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may otherwise be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of PURCHASER and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments) (the "Financial Statements"). Each of the balance sheets contained in or incorporated by reference into any such Financial Statements (including the related notes and schedules thereto) fairly presented the financial position of PURCHASER as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such Financial Statements (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of PURCHASER for the periods to which they relate. PURCHASER has not received and has no knowledge of any pending comments or requests from FINRA or the Securities and Exchange Commission or any other governmental authority.
The authorized capital stock of PURCAHSER consists of One Hundred Million (100,000,000) shares of common stock, of which Thirty Million Six Hundred Thousand (30,600,000) shares are issued and outstanding and 50,000,000 authorized shares of preferred stock, none of which are issued and outstanding. All outstanding shares are fully paid and non-assessable, free of pre-emptive rights. At the Closing, there will be no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating PURCHASER to issue or to transfer from treasury any additional shares of its common capital stock, except as may be disclosed in the Issuer SEC Reports.

SECTION 3.5	Compliance with Applicable Laws.  PURCHASER is not
inviolation of, or, to the knowledge of PURCHASER is under investigation with respect to or has been given notice or has been charged with the violation of any Law of a governmental agency, except for violations which individually or in the aggregate do not have a PURCHASER
Material Adverse Effect.

SECTION 3.6	Brokers.  No broker, finder or investment banker is
entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of PURCHASER.

SECTION 3.7	Litigation.  To the knowledge of PURCHASER, no
litigation, claim, or other proceeding before any court or governmental agency is pending or threatened against PURCHASER.

SECTION 3.8 Litigation. There is no suit, action, proceeding (in bankruptcy or otherwise), claim or investigation pending or threatened against, or affecting, PURCHASER and there exists no basis or grounds for any such suit, action, proceeding, claim or investigation.


SECTION 3.9	Full Disclosure.  No representation or warranty made
by PURCHASER in this Agreement and no certificate or document furnished or to be furnished to the PURCHASER pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.


	ARTICLE IV

	REPRESENTATIONS AND WARRANTIES OF THE CCG

CCG represents and warrants to the PURCHASER (which warranties and representations shall survive the Closing regardless of what examinations, inspections, audits and other investigations
PURCHASER has heretofore made or may hereinafter make with respect to such warranties and representations) as follows:

SECTION 4.1	Organization and Qualification.  CCG is duly
organized, validly existing and in good standing under the laws of the Province or State of Incorporation, and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

SECTION 4.2	Authority.  CCG has all requisite corporate power and
authority to execute and deliver this Agreement, to perform the obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by CCG and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of CCG is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by CCG and constitutes the legal, valid and binding obligation of CCG enforceable against CCG in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity.

SECTION 4.3	No Conflict; Required Filings and Consents.  The
execution and delivery of this Agreement by CCG does not, and the performance by CCG of its obligations hereunder will not: (i) conflict with or violate the Articles of Incorporation or By-Laws of CCG; or
(ii) conflict with, breach or violate any Laws in effect as of the date of this Agreement and applicable to CCG.

SECTION 4.4	Ownership of ASSETS. CCG has good and marketable
title to all of the ASSETS, free and clear of any liens, claims, charges, options, rights of tenants or other encumbrances. CCG has not received any notice of violation of any applicable zoning regulation, ordinance or law, or other law, regulation or requirement relating to the operations and properties of CCG's business, whether owned or leased, and there is no such violation or grounds therefor which could adversely affect the ASSETS or the operation of CCG's business. Except pursuant to this Agreement, CCG is not a party to any contract or obligation whereby there has been granted to anyone an absolute or contingent right to purchase, obtain or acquire any rights in any of the ASSETS or any other portion of CCG's business.

SECTION 4.5	Taxes. There is not any liability for unpaid federal,
state or local income, sales, use, excise or other taxes of any kind arising out of, or attributable to, or affecting the ASSETS or the conduct of CCG's business, for which the CCG will have any liability for payment or otherwise. There does not exist and will not exist by virtue of the transactions contemplated by this Agreement any liability for taxes (except for sales taxes and realty transfer taxes, if any, incident to the consummation of the transactions contemplated herein) which may be asserted by any taxing authority against the ASSETS, and no lien or other encumbrance for taxes has attached or will attach to the ASSETS.

SECTION 4.6	Successors,  Assigns and Designees.  CCG makes no
representations or warranties about any of its shareholders, successors, assigns and/or designees who may receive or become the beneficiary of any of the rights and/or obligations set forth hereunder.

SECTION 4.7	Brokers.  No broker, finder or investment banker is
entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the PURCHASER.

SECTION 4.8	Full Disclosure.  No representation or warranty made
by CCG in this Agreement and no certificate or document furnished or to be furnished to the PURCHASER pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE V

	CONDITIONS PRECEDENT TO CCG'S OBLIGATIONS

	The obligation of the CCG to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or prior to Closing Date, of the following conditions:

SECTION 5.1	No Termination.  This Agreement shall not have been
                terminated pursuant to Article 7 hereof.

SECTION 5.2	Representations True and Correct.  The representations
                and warranties of the PURCHASER contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on as of the Closing Date.

SECTION 5.3	Compliance with Covenants.   PURCHASER shall have
                performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied by it prior to or at the Closing Date.


SECTION 5.4	No Adverse Proceedings.	On the Closing Date, no action or
                proceeding shall be pending by any public authority or individual or entity before any court or administrative body to restrain, enjoin, or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby or to recover any damages or obtain other relief as a result of the transactions proposed hereby.


ARTICLE VI

	CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS

The obligation of the PURCHASER to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or prior to Closing Date unless specified otherwise, of the following conditions:

SECTION 6.1	No Termination.  This Agreement shall not have been
                terminated pursuant to Article 7 hereof.

SECTION 6.2	Representations True and Correct.  The representations and
                warranties of CCG contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on as of the Closing Date.

SECTION 6.3	Compliance with Covenants. CCG shall have performed and
                complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied by it prior to or at the Closing Date.


SECTION 6.4	No Adverse Proceedings.	On the Closing Date, no action or
                proceeding shall be pending by any public authority or individual or entity before any court or administrative body to restrain, enjoin, or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby or to recover any damages or obtain other relief as a result of the transactions proposed hereby.


	ARTICLE VII

	TERMINATION, AMENDMENT AND WAIVER

SECTION 7.1	Termination.  This Agreement may be terminated at any
time prior to the Effective Time:

(a)	by mutual written consent of PURCHASER and CCG; or

(b)	by CCG upon a material breach of any representation, warranty, covenant or agreement on the part of the PURCHASER set forth in this Agreement, or the PURCHASER upon a material breach of any representation, warranty, covenant or agreement on the part of CCG set forth in this Agreement, or if any representation or warranty of CCG or PURCHASER, respectively, shall have become untrue, in either case such that any of the conditions set forth in Article V or Article VI hereof would not be satisfied (a "Terminating Breach"), and such breach shall, if capable of cure, not have been cured within ten (10) days after receipt by the party in breach of a notice from the non-breaching party setting forth in detail the nature of such breach; or

(c)	by either CCG or the PURCHASER, if there shall be any court
        order which has become final and nonappealable, except if the party seeking to terminate this Agreement pursuant to this Section 7.1(c) has not complied with its obligations under Section 6 or 7 respectively.


SECTION 7.2	Effect of Termination.  In the event of the termination
of this Agreement pursuant to Section 7.1(a) or 7.1(c) hereof, there shall be no liability on the party of CCG or the PURCHASER or any of their respective officers, directors, agents or other representatives and all rights and obligations of any party hereto shall cease, except as expressed herein.

SECTION 7.3	Amendment.  This Agreement may be amended by the parties
hereto any time prior to the Closing Date by an instrument in writing signed by the parties hereto.

SECTION 7.4	Waiver.  At any time prior to the Closing Date, CCG or
the PURCHASER, as appropriate, may: (a) extend the time for the performance of any of the obligations or other acts of other party or;
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto which have been made to it or them; or (c) waive compliance with any of the agreements or conditions contained herein for its or their benefit.
Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound hereby.










ARTICLE VIII

POST CLOSING COVENANTS

          SECTION 8.1             Post-Closing Covenants of CCG.


(a) CCG shall cooperate with PURCHASER in filing all requisite information underlying this Agreement as required by the PURCHASER pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934.

      SECTION 8.2             Post-Closing Covenants of the PURCHASER.



(a) PURCHASER shall timely file all requisite information underlying this Agreement as required by the PURCHASER pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934.


ARTICLE IX

	GENERAL PROVISIONS


SECTION 9.1	Transaction Costs.  Except as otherwise provided herein,
each of the parties shall pay all of his or its costs and expenses (including attorney fees and other legal costs and expenses and accountants' fees and other accounting costs and expenses) incurred by that party in connection with this Agreement.

SECTION 9.2	Indemnification.  CCG agrees to defend and hold the
PURCHASER and its officers and directors harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities or damages, including interest, penalties and reasonable attorney's fees, that it shall incur or suffer, which arise out of, result from or relate to any breach of this Agreement or failure by the CCG to perform with respect to any of its representations, warranties or covenants contained in this Agreement or in any attachment or other instrument furnished or to be furnished under this Agreement.

SECTION 9.3    	Indemnification.  The PURCHASER agrees to defend
and hold CCG harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities or damages, including interest, penalties and reasonable attorney's fees, that it shall incur or suffer, which arise out of, result from or relate to any breach of this Agreement or failure by the PURCHASER to perform with respect to any of its representations, warranties or covenants contained in this Agreement or in any attachment or other instrument furnished or to be furnished under this Agreement.

SECTION 9.4	Notices.  All notices and other communications
hereunder shall be in writing and shall be deemed to have been given (i) on the date they are delivered if delivered in person;
(ii) on the date initially received if delivered by facsimile transmission followed by registered or certified mail confirmation; (iii) on the date delivered by an overnight courier service; or (iv) on the third business day after it is mailed by registered or certified mail, return receipt requested with postage and other fees prepaid, to the addresses provided by each party to the other parties.

SECTION 9.5	Headings.  The table of contents and headings
contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.6	Severability.  If any term or other provision of
this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any such term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 9.7	Entire Agreement.  This Agreement (together with
the Schedules, Exhibit, certificates and documents referred to herein) constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

SECTION 9.8	Binding Effect.  All the terms and provisions
of this Agreement, whether so expressed or not, shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective administrators, executors, legal representatives, heirs, successors and assignees.

SECTION 9.9	Preparation of Agreement.  This Agreement shall
not be construed more strongly against any party regardless of who is responsible for its preparation. The parties acknowledge each contributed and is equally responsible for its preparation.


SECTION 9.10	Governing Law.  This Agreement shall be governed
by, and construed in accordance with, the laws of the State of California, without giving effect to applicable principles of conflicts of law.

SECTION 9.11	Preparation and Filing of Tax Returns and
Securities and Exchange Commission filings.	CCG shall
reasonably assist and cooperate with the PURCHASER in the preparation of all the federal, state and local tax returns of CCG and all filings with the Securities and Exchange Commission, when and if appropriate, after the Closing Date due after the Closing Date relating to periods prior to the Closing Date. After the Closing Date, the decision on whether to file short period returns up to the Closing Date or for a period other than CCG's current consolidated tax year shall be made at the sole discretion of the PURCHASER.

SECTION 9.12	Further Assurances, Cooperation.  Each party
shall, upon reasonable request by the other party, execute and deliver any additional documents necessary or desirable to complete the merger pursuant to and in the manner contemplated by this agreement. The parties hereto agree to cooperate and use their respective best efforts to consummate the transactions contemplated by this agreement.

SECTION 9.13	Survival 	The representations,
warranties, covenants and agreements made herein shall survive the Closing of the transaction contemplated hereby.

SECTION 9.14	Assignment    This Agreement shall not be
assigned by operation of law or otherwise; except that PURCHASER may assign this Agreement to a related or successor entity.

SECTION  9.14	Third Parties	  Nothing in this Agreement,
whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties hereto and their respective administrators, executors, legal representatives, heirs, successors and assignees. Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

SECTION 9.16	Bulk Sales. The parties agree to comply with
all applicable bulk sales law requirements with respect to this transaction.

SECTION 9.16	Failure or Indulgence Not Waiver; Remedies
Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall nay single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 9.17	Preparation of Agreement.  This Agreement
shall not be construed more strongly against any party regardless of who is responsible for its preparation. The parties acknowledge each contributed and is equally responsible for its preparation and had the right to use separate counsel.

SECTION 9.18	Counterparts.  This Agreement may be executed
in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.


[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the PURHCASER and CCG have executed this Memorandum as of the date first above shown.



PURCHASERS                      CCG

Breezer Ventures, Inc.  	Catalyst Capital Group, Inc.
a Nevada Corporation		a California Corporation


______________________          _________________________
By: ____Tang Xu_______          By: ____Mr. David Wong______
Title:____President___          Title:___President__________